Exhibit 10.07

EMPLOYMENT AGREEMENT

This Agreement is made and entered into as of the 11th day of January, 2017, by and between BANK OF GUAM, a Guam corporation (herein called the “Bank”) and Francisco M. Atalig (herein called the “Employee”).

NOW, THEREFORE, in consideration of the mutual promises of the parties to the Agreement, it is hereby agreed as follows:

1. Employment. Bank hereby designates and employs, and Employee hereby accepts employment with Bank, as its Senior Vice President and Chief Financial Officer.

2. Term. This Agreement shall be for a term of five (5) years effective January 1, 2017, and terminating on December 31, 2021.

3. Duties. Employee shall, subject to the control of the Chief Executive Officer or the Chief Operating Officer, have the general powers and duties of management usually vested in the office assigned, and shall have such other powers and duties as may be prescribed by the Chief Executive Officer or the Chief Operating Officer of the Bank, or the By-Laws. The duties of the Employee shall include without limitation the duties described in the attached Exhibit A.

4. Extent of Services. Employee shall devote his full time, attention and energy to the business of Bank and shall not, during the term of this Agreement, be engaged in any other business activities, unless such activities are reasonably determined by the Chief Executive Officer or Chief Operating Officer of the Bank not to be in competition or in conflict with the commercial banking business of Bank.

5. Base Compensation. As regular compensation for Employee’s services hereunder, Bank shall pay Employee an annual base salary of Two Hundred One Thousand and 00/100 ($201,000.00) during each year of the term hereof, payable in equal installments not less frequently than bi-weekly (herein called “Base Compensation”).

6. Adjustments to Base Compensation. The Base Compensation shall be adjusted annually to reflect the increase, if any, in the cost-of-living by adding thereto an amount obtained by multiplying the Base Compensation by the percentage of which the level of the Consumer Price Index for the United States has increased over its level as of the date of commencement of the term of Agreement (herein called, together with Base Compensation, the “Adjusted Base Compensation”).

Following the end of each year of this Agreement and within thirty (30) days after the release by the United States Bureau of Labor Statistics of the figures for such year, Bank shall pay to the Employee the amount of any additional compensation to which he is entitled as a result of such cost-of-living adjustment for that year.

7. Incentive Bonus. As an incentive to Employee for his continuing services and contributions to the growth and profitability of Bank, Employee shall be paid, in addition to his Adjusted Base Compensation, an Incentive Bonus as follows:

(a) Subject to the quarterly adjustments at Section 8 below, an amount equal to one hundred basis points (1.00%) of current net profits of the Bank after taxes, payable in capital stocks of the Bank or in cash, or combination, at the option of Employee.

(b) The Incentive Bonus shall be computed and payable quarterly, within fifteen (15) days following each quarter except that each of the first calendar quarter payments of the Incentive Bonus shall be subject to adjustment, either increase or decrease, depending on the Bank’s final audited financial statements of the preceding year by the Bank’s independent accountants.

8. Adjustments To Bonus. On an annual basis, the Bank’s management shall submit an annual budget and strategic plan to the Board. Based upon the criteria contained within the budget and strategic plan, the Incentive Bonus of the Employee shall be adjusted on a quarterly basis as follows:

(a) If the then current Return on Equity (ROE) of the Bank is below the preceding three-year average ROE of the Bank, then the Incentive Bonus shall be reduced by ten percent (10%);

(b) If the then current Return on Assets (ROA) of the Bank is less than that of the Bank’s peer group as published in the Federal Deposit Insurance Corporation’s (FDIC) Uniform Bank Performance Report, then the Incentive Bonus shall be reduced by ten percent (10%);

(c) If the then current Bank’s FDIC Examination Composite Rating (FDIC Rating) is 2 or better, there shall be no reduction to the Incentive Bonus; if the FDIC Rating is 3, then Incentive Bonus shall be reduced by fifteen percent (15%); if the FDIC Rating is 4, then the Incentive Bonus shall be reduced by fifty percent (50%); if the FDIC Rating is 5, then the Incentive Bonus shall be reduced by one-hundred percent (100%);

(d) If the then current Total Adversely Classified Items to Tier 1 Capital of the Bank plus the Allowance for Loan and Lease Losses is greater than twenty-five percent (25%), then the Incentive Bonus shall be reduced by ten percent (10%);

(e) If the Efficiency Ratio of the Bank is greater than 75%, the Incentive Bonus shall be reduced by five percent (5%).

For purposes of this Section 8, the ROA, ROE, FDIC Rating, Total Adversely Classified Items to Tier 1 Capital, Allowance for Loan and Lease Losses and Efficiency Ratio shall all be derived from any report of management submitted to the Board of Directors at the Board Meeting immediately preceding the date of any adjustment. If any dispute arises as to the calculations of any of such figures, the Ad Hoc Compensation Committee, subject to Board approval, shall make the sole determination of such figures using whatever resources the Committee shall deem reasonably necessary. Attached to this Agreement and made a part hereof by this reference as Exhibit B, is a worksheet, which shall be used by the Bank to calculate the Incentive Bonus of the Employee.

9. Other Compensation or Benefits. In addition to the Adjusted Base Compensation and Incentive Bonus and any other compensation provided hereunder, Bank shall provide Employee with the following:

(a) Twenty-five days of paid time-off annually, at full pay.

(b) A health insurance and accident insurance and disability insurance of a type and in an amount generally made available by Bank to its executive employees, at Bank’s sole cost and expense.

(c) A group term life insurance that is generally available to Bank’s executive employees, at Bank’s sole expense and cost. As of the execution of this Agreement, Employee’s group life insurance amount is Seven Hundred Thousand Dollars ($700,000.00). Employee shall be allowed to name his beneficiary.

(d) A Survivor Income Plan that is generally available to Bank’s executive employees, at Bank’s sole expense and cost.

(e) Employee will be entitled to participate in any retirement plans currently available to other similarly situated employees, as well as any plans implemented in the future.

10. Termination With Cause. Notwithstanding anything to the contrary, the Bank may terminate this Agreement upon five (5) days written notice to the Employee upon the occurrence of any of the following events:

(a) Within sixty (60) days of the effective date of this Agreement, the Bank determines, in its sole judgment, that the Employee’s character, personality and abilities are not suited to the position for which hired hereunder.

(b) If the Bank, in its sole judgment, determines that the Employee is not properly and efficiently performing the duties of the position to which assigned.

(c) If the Employee violates any material provisions in this Agreement.

(d) If the Employee becomes bankrupt or insolvent, is frequently under the influence of alcoholic beverages or illegal drugs, is convicted of a felony or perpetration of a common law fraud, misrepresentation or embezzlement, is found to have violated the Bank’s productive work environment policy, or otherwise habitually acts in a manner inconsistent with the policies, rules and regulations of the Bank.

(e) Employee engages in excessive risk taking in contravention of standards established or revised by his supervisor, or Employee fails to comply with any balance sheet or working or regulatory capital guidance provided by his Supervisor;

(f) Employee is subject to an action taken by a regulatory body as a result of his act or omission which substantially impairs him from performing his duties;

(g) Employee violates a federal or state securities or banking law, or regulation;

(h) Employee made a factual representation or omission in the furtherance of his hiring or retention which proves to have been incorrect in any material respect when made.

(i) If the Employee willfully breaches or neglects the duties which the Employee is required to perform under the terms of this Agreement.

11. Termination of Contract for Good Reason.

“Good Reason” shall mean the occurrence of any one of the following acts by the Bank, or failures by the Bank to act, without the Employee’s consent, provided the Employee give the Bank notice of the Employee’s intent to incur a Separation from Service for Good Reason within 30 days of the initial existence of the act or failure to act such act or failure to act is not corrected within 30 days of such notice:

(a)	A material diminution in the Employee’s base compensation.

(b)	A material diminution in the Employee’s authority, duties, or responsibilities.

(c)	A material diminution in the authority, duties, or responsibilities of the supervisor to whom the Employee is required to report, including a requirement that the Employee report to a corporate officer or employee instead of reporting directly to the Chief Executive Officer or The Chief Operating Officer.

12. Restrictive Covenants.

(a) During the term of this Agreement and for a period of one (1) year following his employment with the Bank, the Employee shall not without the written consent of the Bank, actively participate in any other business in Guam, whether as owner, employee, or consultant, whether for compensation or not, which is in competition with the Bank. The Employee may, however, invest in the securities of companies which are publicly traded and which may compete with the Bank so long as Employee owns less than two percent (2%) of such company.

(b) Employee shall not divulge, publish or otherwise reveal, either directly or indirectly through another, to any person, firm or corporation, during the term of this Agreement or any time thereafter any knowledge or information of a confidential nature received by him during the course of his employment with regard to the services, clients, personnel, financial or other affairs of the Bank, and such information shall be kept confidential and shall not in any manner be revealed except as may be necessary in connection with his duties hereunder.

(c) Upon the termination of employment with the Bank, the Employee shall promptly turn over to the Bank all records, including client lists or references, keys, credit cards and all other property belonging to or supplied by the Bank.

13. Business Expenses. Bank shall pay or reimburse Employee upon submission of an itemized account by his for all reasonable business expenses incurred by Employee in promoting, pursuing or otherwise furthering the business of Bank, including, but not limited to expenses for travel, meals, hotel accommodations, entertainment, gifts and the like.

14. Payments Following Disability. Upon the permanent disability of the Employee, Bank shall pay to the Employee, or his assigns, the Adjusted Base Compensation, together with all Incentive Bonuses, for the remainder of the term of this Contract.

15. Successors and Assigns. This Agreement and all the terms and conditions hereof shall be binding upon and inure to the benefit of the Bank, including any successor entity to Bank by liquidation, merger, consolidation, reorganization, sale of assets or otherwise, and to the Employee, and when applicable, to his heirs, successors and assigns.

16. Retirement Plans. The bank will provide employee with a Supplemental Executive Retirement Plan.

17. Non-Assumption. The services to be performed by Employee under this Agreement are personal to him, and may not be assumed by any other party except with Bank’s prior written consent.

18. Entire Agreement. The making and execution of this Agreement by the parties hereto has been induced by no representations, statements, warranties or agreements other than those expressed herein. This Agreement embodies the entire understanding of the parties, and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof, unless specifically referred to herein by reference.

19. Amendments. This Agreement and any term hereof may be changed, waived, discharged, or terminated only by an instrument in writing signed by the party against whom enforcement of such change, waiver, discharge or termination is or would be sought and without the necessity of additional consideration.

20. Notices. All communications and notices hereunder shall be deemed to have been properly given or served for all purposes when personally delivered to the party to whom it is directed, or in lieu of such personal service, if received by certified or registered United States mail, postage prepaid, at the following addresses:

If to Bank at:	P.O. Box BW
Hagåtña, Guam 96932
If to Employee at:

Either party may change the address provided above by giving written notice of such change to the other party as herein provided.

21. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited or invalid under such law, such provision shall be ineffective to the extent of the prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

22. Law. This Agreement shall be governed under and construed in accordance with the laws of Guam.

23. Attorney’s Fees. In the event of any action, suit or proceeding brought under or in connection with this Agreement, the prevailing party therein shall be entitled to recover, and the other party thereto agrees to pay, costs and expenses in connection therewith including reasonable attorney’s fees, disbursements and expenses.

24. The headings of this sections of this Agreement have been included for convenience of reference only and shall in no way restrict or modify any of the terms or provisions thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above mentioned.

BANK OF GUAM, a Guam corporation
(herein called the “Bank”)

By:	/s/ Lourdes Leon Guerrero
Its Authorized Representative

/s/ Francisco M. Atalig
Francisco M. Atalig
(herein called the “Employee”)